Exhibit 99.XI Interim Management Statement January –September Q3 2024

Q3 INTERIM MANAGEMENT STATEMENT / 2 Table of contents 3 President and CEO's comments 4 Highlights 4 Key figures and ratios 5 Operating and financial review 5 Total comprehensive income 8 Financial position 10 Financial statements 10 Statement of comprehensive income 11 Statement of financial position In August, NIB released its 13 Statement of changes in equity updated NIB Environmental 14 Cash flow statement Bond (NEB) framework. It got the highest possible 16 Notes to the interim financial statements rating Dark Green from 16 Note 1 - Net interest income Second Opinion provider 16 Note 2 - Net profit/loss on financial operations S&P Global Ratings (formerly 17 Note 3 - Expected credit loss CICERO). The framework is 17 Note 4 - Net loan losses aligned with the Green Bond 18 Note 5 - Lending outstanding Principles and its four core 18 Note 6 - Debts evidenced by certificates components. 19 Note 7 - Basis of preparation 19 Ratio definitions

Q3 INTERIM MANAGEMENT STATEMENT / 3 President and CEO’s comments The high level of activity continued after the summer. During the first nine months, new signed lending doubled to EUR 3.2 billion compared to the same period last year, indicating a good pipeline for actual loan disbursements in coming quarters—and even before year-end. So far, EUR 2.4 billion has been disbursed in 2024, with 100% of the projects delivering the mandate of improving productivity or protecting the environment. Our financial results kept a stable trend with a 1.2% higher net profit in the first nine months of 2024 compared with the same period in 2023. We also continued to engage actively with NIB’s stakeholders. NIB hosted a seminar for European Long- Term Investors Association (ELTI) in Helsinki. Together with our Board of Directors we visited the Council of Europe Development Bank (CEB) in Paris to maintain our high-level dialogue with other international financial institutions, focusing particularly on climate challenge and social development. Building on our commitment to deepen our partnerships, the quarter marked another significant milestone. NIB and the Republic of Latvia signed a Host Country Agreement to formalise the status of NIB’s regional hub in Riga. The agreement enters into force in November and supports the Bank's strategy to enhance its presence in the Baltics and increase investments in underserved market segments. The new regional hub will enable us to be better connected to the Baltic markets and to drive cross-border investments across the Nordic-Baltic region. In a world with high uncertainty, it is crucial that we sustain close partnerships with our stakeholders and stay close to our clients. The net profit for the period from January to September was strong, amounting to EUR 198 million. The increase in net profit was mainly due to higher net interest income, partly offset by unrealised losses in NIB’s loans remain distributed across various sectors and countries. Total assets at 30 September 2024 financial operations. Loan losses also remain well contained. NIB’s AAA/Aaa credit ratings reflect its high amounted to EUR 41.4 billion, with the total lending outstanding amounting to EUR 22.3 billion. The Bank asset quality, solid liquidity and capital adequacy, strong risk management and governance—and the has raised EUR 8.2 billion in new funding in the first three quarters of 2024, very close to the amount of strength of its owners. EUR 8.5-9.5 billion in the funding plan for the full year. Finally, I would like to thank NIB’s Chief Risk Officer Hilde Kjelsberg, who is retiring in December 2024, for Our strong ambition to accelerate environmentally sustainable projects received yet another quality stamp her many years of service and numerous accomplishments at the Bank. She has played an instrumental when we released our updated green bond framework during the third quarter. The NIB Environmental role in shaping NIB’s modern risk and compliance function. Bond (NEB) framework was accompanied by a Dark Green Second Opinion provided by Standard & Poor’s Global Ratings. Following this, in September, the Bank issued a 5-year EUR 750 million NEB. The transaction was NIB’s largest green bond ever, evidencing the global investor community’s strong support André Küüsvek, President & CEO for the Bank.

NIB
Q3 INTERIM MANAGEMENT STATEMENT / 4

Key figures and ratios

EUR **2,442** million
new lending disbursed

EUR **3,227** million
new lending signed

99.9%
of disbursed loans fulfil our mandate to a level of good or excellent

EUR **198** million
net profit

17.8%
cost/income ratio

12.6%
YoY increase in net interest income

In millions of euro unless otherwise specified	Jan-Sep 2024*	Jan-Sep 2023*	YoY change %	Jan-Dec 2023
Net interest income	244	216	12.6%	299
Profit before net loan losses	198	193	3.1%	248
Net profit	198	195	1.2%	251
Lending disbursed	2,442	2,050	19.1%	3,446
New signed lending	3,227	1,637	97.0%	2,829
% of loans achieving good or above mandate **	99.9%	99.8%	0.1%	99.8%
Lending outstanding	22,276	21,534	3.4%	21,924
Total assets	41,402	40,238	2.9%	39,593
New debt issuance	8,236	6,741	22.2%	7,152
Debts evidenced by certificates	34,422	32,049	7.4%	32,190
Total equity	4,483	4,281	4.7%	4,350
Equity/total assets ***	10.8%	10.6%	1.8%	11.0%
Net profit/average equity ***	6.0%	6.2%	-4.1%	5.9%
Cost/income ***	17.8%	17.3%	3.1%	18.8%
Number of employees at period end	253	245	3.3%	244

* Unaudited figures
** See page 8 for mandate fulfilment explanation
*** See page 19 for ratio definitions

Q3 INTERIM MANAGEMENT STATEMENT / 5

Operating and financial review

Total comprehensive income

January–September 2024 compared to January–September 2023

NET PROFIT

The net profit for the period January–September 2024 amounted to EUR 197.8 million, which was EUR 2.3 million higher than the corresponding period in 2023. Total operating income increased from EUR 232.7 million to EUR 241.5 million. Net interest income increased by EUR 27.4 million while net fee and commission income increased by EUR 0.5 million. The net loss on financial operations was EUR 6.5 million compared to a gain of EUR 12.5 million in the same period in 2023. Net loan losses in the first nine months of 2024 amounted to EUR 0.7 million compared to a gain of EUR 2.9 million in the same period in 2023. There have been no realised loan losses year to date.

NET INTEREST INCOME

Net interest income, the core earnings of the Bank, for the period amounted to EUR 243.8 million compared to EUR 216.4 million in 2023 and have now reached a higher quarterly level of approx. EUR 80 million per quarter. The net interest income on lending activities amounted to EUR 142.5 million and was EUR 11.4 million higher than in 2023 mainly due to higher margins and also a higher amount of lending outstanding. The net interest income on treasury activities increased from EUR 85.4 million to EUR 101.3 million as the liquidity buffer bond portfolios benefited from increases in the market interest rate level during 2023 which have remained into 2024.

NET FEE AND COMMISSION INCOME

Net fee and commission income for the period January–September 2024 of EUR 4.3 million was EUR 0.5 million higher than the same period in 2023 and was positively affected by the increased level of lending disbursements.

Net Profit
EUR m


100
80
60
40
20
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2022
2023
2024

Net interest income
EUR m


100
80
60
40
20
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2022
2023
2024
Lending
Treasury

Net commission income and fees
EUR m


5
4
3
2
1
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2022
2023
2024

Q3 INTERIM MANAGEMENT STATEMENT / 6

NET PROFIT/LOSS ON FINANCIAL OPERATIONS

The net loss on financial operations for the period ended 30 September 2024 amounted to EUR 6.5 million compared to a gain of EUR 12.5 million in the same period last year. The result comprised of unrealised losses of EUR 6.8 million and realised gains of EUR 0.2 million. Expectations for central bank rate cuts have varied significantly over the year which also have impacted credit spreads. With inflation levels now approaching central bank target levels, key central banks have recently started to cut rates.

Unrealised valuation gains and losses on assets in the Bank's liquidity portfolio of high quality bonds arise from changes in credit spreads. When credit spreads tighten as was generally the case in the first half of 2024, this results in positive valuations on the bonds. If the Bank holds the bonds to maturity, so that they are not sold based on the current exit market value, any valuation gains and losses will reverse, as the bonds will settle at par. Unrealised valuation gains and losses can also relate to the interest rate hedges of the Bank's funding and lending transactions. When the Bank raises funds with fixed rates or offers borrowers fixed rate loans, it hedges the resulting interest rate risk using swaps, in which the fixed rate is swapped to short term floating rates. The total valuation of the swap hedges and underlying transactions use different rates and is therefore exposed to spread changes between those rates. As the Bank intends to hold these hedging transactions to maturity these valuation gains and losses are expected to reverse in full and not lead to realised gains or losses similar to what has been the case in the past.

TOTAL OPERATING EXPENSES

Total operating expenses for the period from January to September 2024 amounted to EUR 43.0 million which is EUR 2.8 million higher than for the corresponding period in 2023. The Bank continues to invest in people and technology in order to remain relevant and fulfil the Bank's mandate. The cost/income ratio for period January-September 2024 was 17.8% compared to 17.3% in the same period in 2023.

The Bank's main expenses comprise personnel costs, cost related to IT and depreciation. Personnel costs of EUR 28.1 million were EUR 2.1 million higher in the first three quarters of 2024 compared to the same period in 2023 due to the annual salary adjustments and a higher head count. The other operating expenses were EUR 0.7 million higher for the period January–September 2024 compared to the same period in 2023, due to increased depreciation when some assets became operational, increased development activity and inflationary pressures in some cost types.

Both personnel expenses and other operating expenses were lower in the third quarter of 2024 than what was seen in the prior quarters this year. Because of the continued investment in people and technology this is not expected to be a trend in coming quarters.

Net profit/loss on financial operations
EUR m


30
20
10
0
-10
-20
-30
Q1
Q2
Q3
Q4
2022
2023
2024
Realised
Unrealised

Personnel expenses
EUR m


0
-2
-4
-6
-8
-10
-12
Q1
Q2
Q3
Q4
2022
2023
2024

Other operating expenses
EUR m


0
-2
-4
-6
-8
-10
Q1
Q2
Q3
Q4
2022
2023
2024

Q3 INTERIM MANAGEMENT STATEMENT / 7

NET LOAN LOSSES

For the period ended 30 September 2024, the Bank recorded net loan losses of EUR 0.7 million compared to a gain of EUR 2.9 million for the corresponding period in 2023. During 2024 two lending exposures have been moved from a model based expected credit loss (ECL) impairment provision to having their impairment provision individually assessed as the exposures have been classified in stage 3. The total exposure on these two counterparties amounts to EUR 124 million and the impact on net loan losses in the January-September period is small due to pledged collateral or due to received guarantees. No other significant changes have been observed in the overall loan portfolio and there have been no realised loan losses during the period. During the third quarter the Bank also implemented an earlier decided change in its framework for loss given default.

OTHER COMPREHENSIVE INCOME

The Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting and this separated amount is recorded in Other comprehensive income (OCI) which amounted to a loss of EUR 4.3 million for the period compared to a gain of EUR 10.2 million in the same period last year. The loss recorded is due to the widening of Cross Currency Basis spreads, which negatively affect the valuation of basis swaps used to convert funding currencies into lending currencies. As the fair value hedges are kept to maturity the gains and losses in OCI are expected to reverse in full.

For financial liabilities recorded at fair value through the profit and loss, valuation changes due to changes in own credit spreads are recorded in OCI. For the nine month period ended 30 September 2024, the Bank recorded a positive impact from these changes of EUR 2.6 million compared to loss of EUR 0.5 million in 2023.

TOTAL COMPREHENSIVE INCOME

All in all, the Bank had a total comprehensive income in the first nine months of 2024 of EUR 196.0 million. This is slightly lower than the EUR 205.1 million in the same period last year but significantly higher than the years before 2023.

Net loan losses
EUR m


8
6
4
2
0
-2
-4
-6
-8
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2022
2023
2024

Other comprehensive income
EUR m


30
20
10
0
-10
-20
-30
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2022
2023
2024

Total comprehensive income
EUR m


100
80
60
40
20
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2022
2023
2024

NIB
Q3 INTERIM MANAGEMENT STATEMENT / 8

Financial position

LENDING OUTSTANDING

The lending outstanding amounted to EUR 22,276 million. This comprises EUR 21,752 million of loans outstanding and investments of EUR 525 million in lending labelled bonds recorded as debt securities. The total disbursements and investments during the period amounted to EUR 2,442 million, which is EUR 392 million higher than for the same period in 2023. More information regarding new lending signed can be found on NIB's website.

LENDING HIGHLIGHTS

in EUR millions, unless otherwise specified	Jan-Sep 2024*	Jan-Sep 2023*	2023	2022	2021	2020
New loans signed, excluding labelled bonds	3,132	1,584	2,766	3,936	1,683	5,632
New lending labelled bonds	94	54	63	178	169	34
New lending disbursements	2,442	2,050	3,446	3,705	2,440	4,853
Number of new signed loans	47	33	52	54	36	59
Number of new lending labelled bonds	6	3	4	10	14	4
Amortisations and prepayments	-1,896	-2,258	-3,618	-2,707	-1,989	-1,878
Lending outstanding	22,276	21,534	21,924	22,195	22,313	21,727
Member countries	22,020	21,247	21,639	21,837	21,827	21,098
Non-member countries	324	352	351	424	635	798
ECL on loans outstanding	-67	-65	-66	-66	-150	-169
Credit impaired loans (Stage 3 ECL)	133	9	9	10	78	73
As % of total lending outstanding	0.60%	0.04%	0.04%	0.05%	0.35%	0.34%

* Unaudited figures

MISSION FULFILMENT

NIB's vision is for a prosperous and sustainable Nordic–Baltic region and the Bank has a mission formulated as a dual mandate to provide lending that benefits the environment and/or improves productivity. All projects proposed for financing undergo a thorough assessment of their potential impact on productivity and the environment. The mandate fulfilment is rated on a six-grade scale from "negative" to "excellent". During the first nine months of 2024, projects achieving a "good" or "excellent" mandate rating accounted for 99.9% of the total amount of loans disbursed thereby exceeding the Bank's target of 95%.

Development of lending outstanding during 2024
EUR m


25,000
24,000
23,000
22,000
21,000
20,000
19,000
21,924
2,442
-1,258
-638
-2
-290
94
3
22,276
Dec'23 Book value
Disb.
Amort.
Prepaym.
ECL*
FX changes
Hedge Acc. adj.
Other**
Sep'24 Book value

* Changes in expected credit losses
** Fair valuation of lending labelled bonds and other adjustments

Mandate fulfilment rating
% of loans disbursed*


100
80
60
40
20
0
98.3%
98.1%
97.1%
99.2%
99.8%
99.8%
99.9%
2019
2020
2021
2022
2023
2023 Jan-Sep
2024 Jan-Sep
Good or excellent in productivity only
Good or excellent in environment only
Good or excellent in both environment and productivity

*Response loans excluded

Q3 INTERIM MANAGEMENT STATEMENT / 9

FUNDING

By the end of September, the Bank had raised EUR 8.2 billion in new funding in 2024 which compares to EUR 6.7 billion in the same period last year. This corresponds to close to 100% of the expected funding need for the year. Amongst its issuance in the first nine months of 2024, NIB has done several NEB issuances: A five-year NOK 2.5 billion NEB, a five-year NEB of SEK 2.0 billion, a seven-year benchmark-size NEB of EUR 500 million and, most recently in September, NIB issued a five-year EUR 750 million NEB. The latter was the first NEB issued under the updated NEB framework and the largest ever environmental bond issued by the Bank. NIB also issued several conventional public bonds during the year; a five-year Kauri bond of NZD 600 million opening up that market for other issuers, a three-year EUR 500 million benchmark bond which was the first conventional bond issue in EUR in fifteen years for NIB and a five-year USD 1.5 billion global benchmark bond. The USD benchmark transaction had NIB's largest orderbook to date for a global benchmark bond. More recently, the Bank priced a three-year USD 600 million SOFR bond on the last days of September.

For a full list of funding transactions, please click here.

Development of debts evidenced by certificates during 2024

EUR m



40,000
38,000
36,000
34,000
32,000
30,000
28,000
32,190
8,236
-6,289
-24
-227
519
17
34,422
Dec'23 Book value
New debt issuance
Amort.
Call & Buy backs
FX changes
Hedge Acc. adj.
Other*
Sep'24 Book value

* Fair valuation and other adjustments

Q3 INTERIM MANAGEMENT STATEMENT / 10 Financial statements Statement of comprehensive income In thousands of euro Note Jan-Sep 2024* Jan-Sep 2023* Jan-Dec 2023 Interest income calculated using the effective interest method 957,675 780,465 1,105,329 Other interest income 502,031 417,668 574,826 Interest expense -1,215,938 -981,738 -1,381,515 Net interest income (1) 243,768 216,395 298,640 Commission income and fees received 6,150 5,585 7,934 Commission expense and fees paid -1,834 -1,805 -2,275 Net fee and commission income 4,316 3,780 5,659 Net profit/loss on financial operations (2) -6,548 12,500 815 Foreign exchange gains and losses -48 37 424 Total operating income 241,487 232,712 305,538 Expenses General administrative expenses Personnel expenses -28,121 -26,000 -35,395 Other administrative expenses -10,898 -11,112 -15,790 Depreciation -3,978 -3,073 -6,331 Total operating expenses -42,998 -40,185 -57,516 Profit before loan losses 198,489 192,526 248,022 Net loan losses (3) (4) -735 2,895 2,637 Net profit for the period 197,754 195,422 250,659 Other comprehensive income Items that will be reclassified to income statement Fair value hedges - valuation of cross currency basis spread -4,327 10,204 21,375 Items that will not be reclassified to income statement Changes in own credit risk on liabilities recorded at fair value 2,610 -512 1,554 Total other comprehensive income -1,717 9,692 22,929 Total comprehensive income 196,037 205,113 273,588 * Unaudited figures The accompanying notes are an integral part of these financial statements.

Q3 INTERIM MANAGEMENT STATEMENT / 11 Statement of financial position In thousands of euro Note 30 Sep 2024* 30 Sep 2023* 31 Dec 2023 Assets Cash and cash equivalents 2,411,934 2,495,353 1,946,528 Financial placements Placements with credit institutions 4,537,330 4,715,866 4,338,570 Debt securities 10,430,285 9,462,740 9,886,628 Other 219 4,853 3,614 14,967,834 14,183,459 14,228,812 Loans outstanding (5) 21,751,888 21,091,120 21,455,677 Intangible assets 10,399 11,374 10,297 Tangible assets, property and equipment 28,445 30,701 30,064 Other assets Derivatives 1,106,448 1,903,175 1,362,103 Other assets 577,203 55,020 35,510 1,683,651 1,958,195 1,397,613 Accrued interest and fees receivable 548,124 467,403 523,834 Total assets 41,402,274 40,237,605 39,592,824 * Unaudited figures The accompanying notes are an integral part of these financial statements.

Q3 INTERIM MANAGEMENT STATEMENT / 12 In thousands of euro Note 30 Sep 2024* 30 Sep 2023* 31 Dec 2023 Liabilities and equity Liabilities Short-term amounts owed to credit institutions 500,221 787,029 487,612 Debts evidenced by certificates (6) 34,421,673 32,048,556 32,190,267 Other liabilities Derivatives 1,386,950 2,607,003 1,982,614 Other liabilities 238,071 185,650 209,497 1,625,022 2,792,654 2,192,111 Accrued interest and fees payable 372,750 328,269 373,262 Total liabilities 36,919,666 35,956,508 35,243,253 Equity 4,482,608 4,281,096 4,349,571 Total liabilities and equity 41,402,274 40,237,605 39,592,824 * Unaudited figures The accompanying notes are an integral part of these financial statements.

NIB Q3 INTERIM MANAGEMENT STATEMENT / 13

Statement of changes in equity

In thousands of euro	Paid-in capital	Statutory reserve	General credit risk fund	Profit available for appropriation	Changes in own credit risk on liabilities recorded at fair value	Cost of hedg-ing reserve	Total
Equity at 31 December 2022	**845,543**	**836,884**	**2,272,838**	**139,273**	**3,056**	**3,388**	**4,100,983**
Profit for the period	-	-	-	195,422	-	-	195,422
Other comprehensive income	-	-	-	-	-512	10,204	9,692
Total comprehensive income	0	0	0	195,422	-512	10,204	205,113
Transactions with owners in their capacity as owners							
Appropriation of profit	-	-	114,273	-114,273	-	-	0
Dividends	-	-	-	-25,000	-	-	-25,000
Equity at 30 September 2023	**845,543**	**836,884**	**2,387,111**	**195,422**	**2,544**	**13,592**	**4,281,096**
Profit for the period	-	-	-	55,238	-	-	55,238
Other comprehensive income	-	-	-	-	2,066	11,172	13,237
Total comprehensive income	0	0	0	55,238	2,066	11,172	68,475
Equity at 31 December 2023	**845,543**	**836,884**	**2,387,111**	**250,659**	**4,610**	**24,763**	**4,349,571**
Profit for the period	-	-	-	197,754	-	-	197,754
Other comprehensive income	-	-	-	-	2,610	-4,327	-1,717
Total comprehensive income	0	0	0	197,754	2,610	-4,327	196,037
Transactions with owners in their capacity as owners							
Appropriation of profit	-	-	187,659	-187,659	-	-	0
Dividends	-	-	-	-63,000	-	-	-63,000
Equity at 30 September 2024*	**845,543**	**836,884**	**2,574,771**	**197,754**	**7,220**	**20,436**	**4,482,608**

* Unaudited figures
The accompanying notes are an integral part of these financial statements.

NIB
Q3 INTERIM MANAGEMENT STATEMENT / 14

Cash flow statement

In thousands of euro	Jan-Sep 2024*	Jan-Sep 2023*	Jan-Dec 2023
Cash flows from operating activities			
Net profit for the period	197,754	195,422	250,659
Adjustments:			
Unrealised gains/losses of financial assets and liabilities measured at fair value	2,654	3,081	-305
ECL non-lending activities	60	-115	-180
Depreciation and write-down in value of tangible and intangible assets	3,978	3,073	6,331
Change in accrued interest and fees (assets)	-30,320	-136,187	-210,830
Change in accrued interest and fees (liabilities)	68,179	59,514	159,374
Net loan losses (ECL lending activities)	735	-2,895	-2,637
Hedge accounting ineffectiveness	4,072	-15,341	2,066
Other adjustments to the period´s profit	-10,278	-4,939	-9,160
Adjustments, total	39,080	-93,809	-55,342
Lending			
Disbursements of loans	-2,347,784	-1,996,374	-3,383,078
Repayments of loans	1,858,290	2,192,337	3,552,531
Change in swaps hedging lending excluding fair value changes	-64	133	72
Lending, total	-489,559	196,097	169,525
Cash flows from operating activities, total	**-252,724**	**297,709**	**364,842**
Cash flows from investing activities			
Placements and debt securities			
Purchase of debt securities	-1,853,979	-2,607,849	-3,243,342
Sold and/or matured debt securities	1,461,036	1,944,967	2,229,503
Placements with credit institutions	-9,686,303	-10,431,474	-11,078,704
Sold and/or matured placements with credit institutions	9,373,892	10,182,594	11,309,088
Other financial placements	3,583	700	872
Placements and debt securities, total	-701,771	-911,064	-782,582

* Unaudited figures
The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

Q3 INTERIM MANAGEMENT STATEMENT / 15

In thousands of euro	Jan-Sep 2024*	Jan-Sep 2023*	Jan-Dec 2023
Other items			
Acquisition of intangible assets	-1,249	-3,006	-2,190
Acquisition of tangible assets	-769	-243	-424
Change in trading swaps excluding fair value changes	323,396	-66,713	-65,283
Change in other assets	1,787	7,429	29,911
Other items, total	323,164	-62,533	-37,986
Cash flows from investing activities, total	**-378,607**	**-973,597**	**-820,568**
Cash flows from financing activities			
Debts evidenced by certificates			
New debt issuance	7,648,978	6,730,611	7,110,653
Redemptions	-6,313,360	-5,727,284	-6,537,913
Change in swaps hedging funding excluding fair value changes	-161,373	-8,796	-24,244
Debts evidenced by certificates, total	1,174,245	994,531	548,496
Other items			
Change in other liabilities	-16,703	21,664	12,019
Dividend paid	-63,000	-25,000	-25,000
Other items, total	-79,703	-3,336	-12,981
Cash flows from financing activities, total	**1,094,542**	**991,194**	**535,515**
Change in cash and cash equivalents, net	**463,210**	**315,307**	**79,789**
Opening balance for cash and cash equivalents, net	1,458,915	1,389,286	1,389,286
Exchange rate adjustments	-10,413	3,731	-10,160
Closing balance for cash and cash equivalents, net	1,911,713	1,708,324	1,458,915
Additional information to the statement of cash flows			
Interest income received	1,429,386	719,165	1,469,324
Interest expense paid	-1,147,759	-581,341	-1,222,141

* Unaudited figures

The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

NIB
Q3 INTERIM MANAGEMENT STATEMENT / 16

Notes to the interim financial statements

Note 1: Net interest income

In thousands of euro	Jan-Sep 2024*	Jan-Sep 2023*	Jan-Dec 2023
Interest income			
Cash and cash equivalents	58,842	55,600	79,756
Placements with credit institutions	12,776	12,564	22,859
Debt securities	52,521	30,925	45,534
Loans outstanding	723,859	594,268	830,331
Derivatives	109,677	87,110	126,848
Interest income calculated using the effective interest method	957,675	780,465	1,105,329
Placements with credit institutions	153,154	82,011	116,032
Debt securities	136,641	85,688	124,726
Loans outstanding	-	16	16
Derivatives	212,191	249,829	333,929
Other financial assets measured at fair value	45	123	123
Other interest income	502,031	417,668	574,826
Total interest income	**1,459,706**	**1,198,133**	**1,680,154**
Interest expense			
Placements owed to credit institutions	-19,755	-16,586	-23,829
Debts evidenced by certificates	-718,482	-560,163	-780,981
Derivatives	-477,701	-404,989	-576,705
Total interest expense	**-1,215,938**	**-981,738**	**-1,381,515**
Net interest income	**243,768**	**216,395**	**298,640**

* Unaudited figures

Note 2: Net profit/loss on financial operations

In thousands of euro	Jan-Sep 2024*	Jan-Sep 2023*	Jan-Dec 2023
Financial instruments measured at fair value, realised gains and losses	380	80	2,713
Financial instruments measured at fair value, unrealised gains and losses	-2,654	-3,081	305
Financial instruments measured at amortised cost, realised gains and losses	-142	46	-317
Expected credit loss on financial placements	-60	115	180
Hedge accounting ineffectiveness	-4,072	15,341	-2,066
Net profit/loss on financial operations	**-6,548**	**12,500**	**815**

* Unaudited figures

NIB
Q3 INTERIM MANAGEMENT STATEMENT / 17

Note 3: Expected credit loss

In thousands of euro	Stage 1	Stage 2	Stage 3	Total
Balance at 31 December 2022	51,624	13,490	10,033	75,147
Transfer to Stage 1	5,025	-5,025	-	0
Transfer to Stage 2	-432	432	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	10,745	737	-	11,482
Amortisations and repayments	-11,244	-3,011	-	-14,256
Impact of remeasurement on existing assets	-3,172	4,202	-1,239	-209
Foreign exchange adjustments and other changes	-	-	-52	-52
Net change income statement	921	-2,665	-1,290	-3,034
Realised losses	-	-	-	0
Balance at 30 September 2023*	**52,545**	**10,825**	**8,743**	**72,113**
Transfer to Stage 1	1,117	-1,117	-	0
Transfer to Stage 2	-641	641	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	6,558	-736	-	5,822
Amortisations and repayments	-5,061	-280	-	-5,341
Impact of remeasurement on existing assets	-956	668	-62	-351
Foreign exchange adjustments and other changes	-	-	52	52
Net change income statement	1,017	-824	-11	182
Realised losses	-	-	-	0
Balance at 31 December 2023	**53,563**	**10,001**	**8,732**	**72,295**
Transfer to Stage 1	208	-208	-	0
Transfer to Stage 2	-294	294	-	0
Transfer to Stage 3	-537	-3,529	4,066	0
New assets originated or disbursed	13,154	0	-	13,154
Amortisations and repayments	-8,366	-288	-	-8,654
Impact of remeasurement on existing assets	-7,968	1,333	2,987	-3,648
Foreign exchange adjustments and other changes	-	-	25	25
Net change income statement	-3,804	-2,398	7,079	877
Realised losses	-	-	-	0
Balance at 30 September 2024*	**49,759**	**7,603**	**15,811**	**73,172**

* Unaudited figures

ECL - STATEMENT OF FINANCIAL POSITION

In thousands of euro	30 Sep 2024*	30 Sep 2023*	31 Dec 2023
Loans outstanding	67,433	64,829	65,629
Commitments (recorded in other liabilities)	4,284	5,823	5,270
Financial placements	1,456	1,462	1,396
Total	**73,172**	**72,113**	**72,295**

ECL - STATEMENT OF COMPREHENSIVE INCOME

In thousands of euro	Jan-Sep 2024*	Jan-Sep 2023*	Jan-Dec 2023
Net profit/loss on financial operations (Note 2)	-60	115	180
Net loan losses (Note 4)	-792	2,868	2,609
Foreign exchange gains and losses	-25	52	62
Total recognised in income statement	**-877**	**3,034**	**2,852**

* Unaudited figures

Note 4: Net loan losses

In thousands of euro	Jan-Sep 2024*	Jan-Sep 2023*	Jan-Dec 2023
Change in expected credit loss on Stage 1 and 2 loans	6,261	1,629	1,370
Change in expected credit loss on Stage 3 loans	-7,054	1,239	1,239
Expected credit loss	-792	2,868	2,609
Recoveries on claims	57	28	28
Net loan losses	**-735**	**2,895**	**2,637**

* Unaudited figures

Q3 INTERIM MANAGEMENT STATEMENT / 18 Note 5: Lending outstanding Note 6: Debts evidenced by certicate fi s In thousands of euro Jan-Sep 2024* Jan-Sep 2023* Jan-Dec 2023 In thousands of euro Jan-Sep 2024* Jan-Sep 2023* Jan-Dec 2023 Opening balance 21,924,377 22,194,850 22,194,850 Opening balance 32,190,267 31,595,081 31,595,081 Disbursements 2,442,185 2,049,874 3,445,992 New debt issuance 8,235,846 6,740,611 7,151,636 Amortisations -1,257,830 -1,538,386 -2,519,735 Amortisations -6,288,914 -5,684,164 -6,407,710 Prepayments -637,697 -719,650 -1,098,497 Calls and buy backs -24,446 -56,170 -130,204 Changes in expected credit losses -1,721 834 23 Foreign exchange movements -227,015 -367,942 -847,327 Foreign exchange movements -290,236 -453,064 -316,925 Fair value adjustments 11,016 -19,765 -8,323 Fair value adjustments 7,295 14,326 22,108 Hedge accounting adjustments 519,203 -172,143 827,602 Hedge accounting adjustments 93,929 -10,709 203,346 Other 5,718 13,050 9,511 Other -3,862 -4,286 -6,786 Closing balance 34,421,673 32,048,556 32,190,267 Closing balance 22,276,440 21,533,789 21,924,377 * Unaudited figures Loans outstanding 21,751,888 21,091,120 21,455,677 Lending labelled bonds 524,552 442,669 468,700 Total lending 22,276,440 21,533,789 21,924,377 * Unaudited figures

Q3 INTERIM MANAGEMENT STATEMENT / 19 Note 7: Basis of preparation This interim management statement is not presented in accordance with IAS 34 Interim Financial RATIO DEFINITIONS Reporting as it excludes a number of disclosures. This report should be read in conjunction with Total equity at reporting date Equity/total assets = NIB's 2023 audited financial statements. The accounting policies and methods of computation are Total assets at reporting date the same as described in Note 1 of NIB's Financial Statements 2023. Annualised profit for the period Net profit/average equity = Net interest income in Statement of comprehensive income and Note 2: Net interest income as well as Average equity for the period Cash flow statement have been reclassified due to the revised allocation of swap contracts between different sections for the period ended 30 September 2023. Total operating expenses for the period Cost/income = Total operating income for the period This report was approved by the Executive Committee on 30 October 2024.

CONTACT Kim Skov Jensen Jens Hellerup Jukka Ahonen Vice President & CFO Senior Director, Senior Director, kim.jensen@nib.int Head of Funding & Head of Communications Investor Relations jukka.ahonen@nib.int jens.hellerup@nib.int For more information about the Nordic Investment Bank, visit www.nib.int